COLLEGE RETIREMENT EQUITIES FUND

                   730 THIRD AVENUE, NEW YORK, NEW YORK 10017



ENDORSEMENT  TO ALL  RETIREMENT  UNIT  ANNUITY  CERTIFICATES,  ALL  SUPPLEMENTAL
RETIREMENT  UNIT  ANNUITY  CERTIFICATES,   ALL  GROUP  RETIREMENT  UNIT  ANNUITY
CERTIFICATES AND ALL ACCUMULATION UNIT DEPOSIT CERTIFICATES.


Effective at the close of business on December 31, 1986, the Accumulation Unit value will be restated. The number of Accumulation Units credited to you will be increased so that your Accumulation based on the new Accumulation Unit value will be equal to your Accumulation based on the old Accumulation Unit value.

Effective on January 1, 1987, net dividend income will be reflected in the value of each Accumulation Unit and will no longer be used to purchase additional Accumulation Units. The Accumulation Unit value will then vary in accordance with net dividend income, as well as capital gains and losses.





                                                        /s/John H. Biggs
                                                        ----------------
                                                           CHAIRMAN AND
                                                     CHIEF EXECUTIVE OFFICER